INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Performance Restricted Stock Unit Award Agreement
This Global Performance Restricted Stock Unit Award Agreement (this “Agreement”) including any special terms and conditions for the Participant’s country set forth in Appendix B, attached hereto (the Performance Restricted Stock Unit Agreement and Appendix A and B, together, the “Agreement”) is made by and between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and Participant Name (the “Participant”), effective as of Grant Date (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan;
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of Performance Restricted Stock Units payable in shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in the Plan and this Agreement; and
WHEREAS, the Performance Restricted Stock Units granted under this Agreement to “covered employees” within the meaning of Section 162(m) of the Code are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (“Qualified Performance-Based Compensation”).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Performance Restricted Stock Units. The Company has granted to the Participant, effective as of the Date of Grant, Number of PRSUs Granted (“Total Award”) Performance Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan (the “PRSUs”).

2.	Vesting Eligibility of PRSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the PRSUs will be eligible for vesting as follows:

(a)
General. Except as otherwise provided in Section 2(b), the PRSUs will be eligible for vesting based on the attainment of certain Performance Goals during the Performance Periods as set forth on Appendix A. The Committee will, promptly after the filing of the Company’s Form 10-K (or other report publicly furnished to the U.S. Securities and Exchange Commission (“SEC”)) for each of the Performance Periods, review the applicable financial data as reported in the Form 10-K (or such other report referenced above) and determine whether and to what extent the Performance Goals for each Performance Period set forth in

Appendix A have been attained; provided, however, that in the case of PRSUs intended to constitute Qualified Performance-Based Compensation, the determination of the level of attainment of the Performance Goals shall be certified in writing in accordance with the requirements of Code Section 162(m) by the Committee, which shall be comprised of “outside directors” within the meaning of Code Section 162(m). On the basis of such determination or certified level of attainment of the Performance Goals, the Committee shall determined the number of PRSUs that are eligible for vesting. For PRSUs that are intended to constitute Qualified Performance-Based Compensation, the Performance Goal may not be adjusted except as specified in the attached Appendix A in accordance with the requirements of Code Section 162(m). For PRSUs that are not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustment to the Performance Goal as the Committee in its sole discretion deems appropriate. In no event will determination or certification of achievement of the Performance Goals occur later than two and one-half (2 ½) months following the end of each Performance Period. Only to the extent the Performance Goals are achieved, as determined or certified by the Committee, will the PRSUs be eligible for vesting and settlement as described in Section 3 below, such that PRSUs that do not vest becoming forfeited as of the determination or certification date applicable to the corresponding Performance Period.

(b)
Effect of Involuntary Termination in connection with Change in Control. Any portion of the Total Award not previously forfeited will become fully vested immediately upon the Participant’s termination of Service in the event that (A) the Participant’s Service is terminated by the Company or a Subsidiary for any reason other than Cause, death or Disability or (B) the Participant resigns for Good Reason, in each case, at the time of, or during the period commencing on the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control. (either of such events of termination within such period, a “CIC Termination”).

(i)
For purposes of this Agreement, “Cause,” “Change in Control,” and “Good Reason” shall have the meanings ascribed to such terms in the INC Research Holdings, Inc. Executive Severance Plan (the “Severance Plan”).

(ii)
This Section 2(b) shall be interpreted consistently with the provisions of the Severance Plan to give effect to the benefits intended to be provided under the Severance Plan, without regard to whether the Participant is an Eligible Executive under the Severance Plan. Further, the vesting acceleration benefits provided under this Section 2(b) shall be subject to the conditions set forth in the Severance Plan.

(iii)	Any vesting acceleration provisions contemplated under this Section 2(b) shall be subject to the limitations provided in Section 5.5 of the Plan.

(iv)	Any PRSUs that vest pursuant to this Section 2(b) shall also be subject to the additional settlement provisions and subject to the conditions set forth in the Severance Plan.

(v)	The provisions in this Section 2(b) shall apply without regard to whether the Participant is an Eligible Executive under the Severance Plan.

3.	Settlement of PRSUs.

(a)
Settlement in Stock. PRSUs eligible for vesting as described in Section 2 above will be settled by delivering to Participant a number of Shares equal to the number of PRSUs that are eligible to vest on the Vesting Date (as hereafter defined). For purposes of this Agreement, the “Vesting Date” will be the earlier of (x) the date on which the Committee approves the achievement of the Performance Goals after the filing of the Form 10-K for the year ending December 31, 2019 (or such other report referenced in Section 2(a) above), provided that the Participant must remain in Service through such date, or (y) the date on which a CIC Termination occurs, in each case subject to the provisions of Section 14(l) of this Agreement and any additional restrictions on settlement and subject to the conditions set forth in the Severance Plan.

(b)
Book-Entry Registration of the Shares; Delivery of Shares. The Company shall issue the Shares payable pursuant to this Agreement within the settlement period set forth in Section 3(b) by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Participant’s name. In any case, the Company may provide a reasonable delay in the issuance or delivery of the Shares to address Tax-Related Items, withholding, and other administrative matters provided that any such delay does not result in a violation of Section 409A of the Code (to the extent the Participant is a U.S. taxpayer). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)
Shareholder Rights. The Participant will not have any rights of a stockholder with respect to the Shares subject to the PRSUs, including voting and dividend rights, unless and until the Shares are delivered as described in Section 3(b) above.

(d)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing or retaining the Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant or vesting of the PRSUs, the delivery of Shares following the Vesting Date, the subsequent sale of Shares acquired pursuant to such vesting/delivery and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(e)
Withholding Requirements. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s and/or the Employer’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) cash payment by the Participant to the Company prior to the day of vesting of an amount that the Company will apply to the required withholding; (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (3) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (4) withholding in Shares to be issued upon settlement of the PRSUs. For purposes of alternative (4) above, any Shares withheld shall be credited for purposes of the withholding requirements at the Fair Market Value of the Shares on the date that the tax withholding is determined. Until such time as the Company provides notice to the contrary, it will collect withholding for Tax-Related Items pursuant to alternative (3) above; provided, however, that if such method (A) cannot be processed by the broker or (B) the Participant is subject to the Company’s Policy on Insider Trading and Communications with the Public (the “Insider Trading Policy”), the sale of Shares pursuant to alternative (3) is prohibited under the Insider Trading Policy and the Participant has not entered into an arrangement that is intended to comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act and that provides for the sale of all of the Shares subject to this Agreement, the Company will instead collect withholding for Tax-Related Items pursuant to alternative (4).

The Company may withhold or account for Tax-Related Items by considering rates up to, but not exceeding, the maximum tax rates in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

4.
Forfeiture. Except as provided in Section 2(b) above relating to certain terminations of Service occurring in connection with a Change in Control, all PRSUs (whether eligible for vesting or not) will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), including a Participant’s change in status from employee to consultant or other personal service provider, prior to the Vesting Date. In addition, any PRSUs for a given Performance Period which are not eligible for vesting after determination of the attainment of the Performance Goals for such Performance Period will be forfeited as of the date of certification by the Committee and will not carry over to subsequent Performance Periods. Without limiting the generality of the foregoing, the PRSUs and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

5.	Adjustment to PRSUs. In the event of any change with respect to the outstanding Shares contemplated by Section 4.5 of the Plan, the PRSUs may be adjusted in accordance with Section 4.5 of the Plan.

6.	Nature of Grant. In accepting the PRSUs, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the PRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;

(c)	all decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Company;

(d)	the PRSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the PRSUs and the Shares subject to the PRSUs are not intended to replace any pension rights or compensation;

(g)
the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)
unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service that the Participant may provide as a director of a Subsidiary;

(i)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of the Participant’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(k)
the following provision shall not apply to Participants in the state of California: In consideration of the grant of the PRSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)
The following provision applies if the Participant is providing services outside the United States: neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Participant pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

7.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, LLC or any other broker selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant PRSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

9.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

10.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.
Appendix B. Notwithstanding any provisions in this Agreement, the PRSUs shall be subject to any special terms and conditions set forth in Appendix B for the Participant’s country. Appendix B constitutes part of this Performance Restricted Stock Unit Agreement.

13.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares (e.g., PRSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

14.	Miscellaneous Provisions

(a)
Securities or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)
Non-Transferability. The PRSUs and the rights and privileges conferred thereby shall be non-transferrable except as provided by Section 15.3 of the Plan. Any Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal, state or local laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

(c)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(e)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(f)
Waiver. No waiver of any breach or condition of this Agreement by the Participant or any other Participant will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(i)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(j)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(k)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(l)	IRC Section 409A. This Section 14(l) applies only to Participants who are U.S. taxpayers.

Anything in this Agreement to the contrary notwithstanding, no PRSUs that are settled as a result of the Participant’s termination of employment under Section 2(b) hereof that are non-qualified deferred compensation subject to Section 409A of the Code shall be settled unless the Participant experiences a “separation from service,” within the meaning of the Code (“Separation from Service”) or, in the case of a settlement event that is made upon a Change in Control, the Change in Control is a “change in control event” (within the meaning of the Treasury Regulations promulgated under Section 409A of the Code (“409A CIC Event”). Any such PRSUs that are non-qualified deferred compensation subject to Section 409A, shall be settled, as applicable, within 60 days of the Separation from Service or 409A CIC Event, provided that if the Change in Control is not a 409A CIC Event, the PRSUs shall be settled on the 120th day following the Separation from Service. If the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any PRSUs that are non-qualified deferred compensation that are payable upon a Separation from Service shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the PRSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Global Performance Restricted Stock Unit Award Agreement and any appendices thereto as of the date first written above.
INC RESEARCH HOLDINGS, INC.
By:     /s/ Alistair MacDonald
Name:    Alistair MacDonald
Title:    Chief Executive Officer

PARTICIPANT
[Electronic Signature]
______________________________
Participant Signature
Name: [Participant Name]
Acceptance Date: [Acceptance Date]

Signature Page to Performance Restricted Stock Unit Award Agreement

APPENDIX A
PERFORMANCE GOALS FOR PRSU VESTING ELIGIBILITY
The vesting eligibility of the PRSUs granted pursuant to the attached Performance Restricted Stock Unit Award Agreement will be determined by the Committee in accordance with the Plan and this Appendix A.
Performance Periods: There will be three performance periods in which one-third of the Total Award amount granted in Section 1 above will be measured against the Performance Goals stated in the table below for each year.

Performance Period	Performance Goal	Dates	Units Subject to the Performance Goal
1	2017 EPS	January 1, 2017 to December 31, 2017	One-third of Total Award
2	2018 EPS	January 1, 2018 to December 31, 2018	One-third of Total Award
3	2019 EPS	January 1, 2019 to December 31, 2019	One-third of Total Award
Performance Goals: PRSUs will be eligible for vesting based upon Adjusted Diluted Net Income Earnings per share (or EPS) for each of the three Performance Periods as reported in the Company’s Form 10-K, or in such other report publicly filed with the SEC, for each Performance Period based on the following schedules.
<Financial Targets>
Mandatory Adjustments for PRSUs Granted to Covered Employees: None.

A-1

APPENDIX B
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Performance Restricted Stock Unit Award Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated (the “Plan”) and the Global Performance Restricted Stock Unit Award Agreement (the “Performance Restricted Stock Unit Agreement”). This Appendix constitutes part of the Performance Restricted Stock Unit Agreement.
Terms and Conditions
This Appendix B includes additional terms and conditions that govern the PRSUs granted to the Participant if the Participant resides and/or works in a country listed below. If the Participant moves to another country after receiving the grant of the PRSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’ s participation in the Plan because the information may be out of date at the time that the PRSUs vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’ s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Participant is considered as such for local law purposes), the information contained herein may not be applicable to the Participant in the same manner.

B-1

Appendix B-2

UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 3 of the Performance Restricted Stock Unit Agreement:
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Company or the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or in Section 3 of the Performance Restricted Stock Unit Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Plan or in Section 3 of the Performance Restricted Stock Unit Agreement.

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